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                                                                     EXHIBIT 3.2



                           CERTIFICATE OF AMENDMENT OF
                        THE ARTICLES OF INCORPORATION OF
                           FREMONT GENERAL CORPORATION




Louis J. Rampino and Marilyn I. Hauge hereby certify that:

1. They are the President and the Assistant Secretary, respectively, of Fremont General Corporation, a Nevada corporation (the "Corporation").

2. Article Fourth of the Articles of Incorporation of the Corporation is amended in its entirety to read as follows:

        "FOURTH: This corporation is authorized to issue two classes of stock, to be designated, respectively, "preferred stock" and "common stock"; the total number of shares shall be 152,000,000; the total number of shares of preferred stock shall be 2,000,000, with a par value of $.01 per share and any of such shares of preferred stock may be with full or limited voting powers or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, or qualification, limitations or restrictions thereof, as shall be stated and expressed in any resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors of this corporation pursuant to the authority expressly vested in it by this article FOURTH; the Board of Directors of this corporation is hereby authorized and directed, from time to time, to determine whether preferred stock may be issued, with full or limited voting powers or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors pursuant to the authority expressly vested in it by the provisions of this Article FOURTH; any preferred stock may be made subject to redemption at such time or times and at such price or prices, and may be issued in such series, with such designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors of this corporation as hereinabove provided; the holders of preferred stock of any class or series thereof shall be entitled to receive dividends at such rates, on such conditions and at such times as shall be expressed in

Amendment of Articles of Incorporation
Page 2



        the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors of this corporation as hereinabove provided, payable in preference to, or in such relation to, the dividends payable on any other class or classes of stock and cumulative or non-cumulative as shall so be expressed; the holders of preferred stock or any class or series thereof shall be entitled to such rights upon the dissolution of or upon any distribution of the assets of, this corporation as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors of this corporation as hereinabove provided; any preferred stock or any class or series thereof, if there are other classes or series, may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any class or classes of stock of this corporation at such price or prices or at such rates of exchange and with such adjustments as shall be stated and expressed in the resolution or resolutions providing for the issuance of such preferred stock adopted by the Board of Directors as hereinabove provided; the total number of shares of common stock shall be 150,000,000 and the par value of each share of common stock shall be $1.00 per share; the common stock of this corporation shall be non-assessable and shall be fully paid when issued.

        Upon the effective time of the amendment of this Article FOURTH that first includes authorization to issue not less than 150,000,000 shares of common stock as hereinabove set forth, each one (1) issued and outstanding share of common stock, $1.00 par value per share, shall be thereby and thereupon split up and become two (2) shares of common stock, $1.00 par value per share; provided, however that no fractional shares or interests shall be issued and cash in lieu thereof shall be paid. The effective time of such amendment shall be the close of business on November 20, 1998. Certificates representing the additional shares created by the split and any cash in lieu of fractional interests in shares will be issued and distributed on December 10, 1998."

3. By resolution of the Board of Directors of the Corporation, unanimously approved at a regular meeting of the Board held on November 12, 1998, the foregoing amendment to the Articles of Incorporation was duly adopted.

4. Pursuant to Section 78.207 of the General Corporation Law of Nevada, the foregoing amendment did not require approval by the stockholders of the Corporation.


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Amendment of Articles of Incorporation
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        IN WITNESS WHEREOF, this Certificate of Amendment of Articles of
Incorporation of Fremont General Corporation has been executed this 24th day of November, 1998.




-------------------------------------
Louis J. Rampino, President




-------------------------------------
Marilyn I. Hauge, Assistant Secretary




State of
         ----------------------------

County of
          ---------------------------

On                   before me,
   -----------------            --------------------------------------------,
         Date                  (Name and Title of Officer (e.g."Jane Doe Notary
                               Public)

personally appeared
                    ---------------------------------------------------------,
                                     Name(s) of Signer(s)

personally known to me - OR - proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.



                                    WITNESS my hand and official seal.


                                    -----------------------------------------
                                            Signature of Notary Public